FORM OF
AMENDED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
OF
SMITH BARNEY MONEY FUNDS, INC.


	This Amended Plan of Distribution (the "Plan") is adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by Smith Barney Money Funds, Inc. (the "Fund") on behalf of the Cash Portfolio (the "Portfolio"), subject to the following terms and conditions:

	1. With respect to Class A and Class C shares, the Portfolio shall pay to Smith Barney Inc. ("Smith Barney") a service fee at the rate of 0.10% per annum of the average net assets of each such class sold through Smith Barney. With respect to Class A shares, the Portfolio shall pay to PFS Distributors, Inc. ("PFS") a service fee at the rate of 0.10% per annum of the average net assets of Class A shares sold through PFS. Shareholder servicing expenses incurred in respect of Class A and Class C during any fiscal year in excess of the foregoing limit shall not be reimbursable by such class. Amounts payable by each class shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors shall determine. In addition, for purposes of this paragraph, shareholder servicing expenses and the activities carried out in respect thereof shall be interpreted in a manner consistent with Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers

	2. The amount set forth in paragraph 1 of the Plan may be spent by Smith Barney on the following types of activities or expenses: (1) compensation to Financial Consultants whose clients are shareholders of the Portfolio; (2) the pro rata share of other employment costs of such Financial Consultants based on their gross production credits (e.g. FICA, employee benefits, etc.); (3) employment expenses of home office personnel primarily responsible for providing service to the Portfolio's shareholders; (4) the pro rata share of branch office fixed expenses (including branch overhead allocations); and (5) payments to other Broker/Dealers.

	3. The amount set forth in paragraph 1 of the Plan may be spent by PFS to cover payments to and expenses of Investments
Representatives of PFS Investments Inc. and other persons who provide shareholder services.

	4. The Plan shall become effective upon its execution by an authorized officer of the Fund following its approval by votes of a majority of both (a) the Board of Directors of the Fund and (b) those directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Independent Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan or any related agreements (the "Effective Date").

	5. The Plan and any related agreements shall remain in effect for one year from its Effective Date and may be continued thereafter if it is approved each year by the votes set forth in the preceding paragraph.

	6. Smith Barney and PFS shall each provide to the Board of Directors of the Fund and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

	7. The Plan may be terminated at any time by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of Portfolio.

	8. The Plan may not be amended to increase materially the amount of shareholder servicing expenses provided for in paragraph 1 hereof unless such amendment is approved by a "vote of a majority of the outstanding voting securities" of the Portfolio, which is defined as the vote of the lesser of (1) 67% or more of the shares present at the meeting, if the holders of more than 50% of the outstanding shares of the Portfolio are present or represented by proxy; (2) more than 50% of the outstanding shares of the Portfolio. No material amendment to the Plan shall be made unless approved in the manner provided for initial approval in paragraph 3 hereof.

	9. While the Plan is in effect, the selection and nomination of directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the directors who are not interested persons.

	10. The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, or such agreement or such report, as the case may be, the first two years in an easily accessible place.

	IN WITNESS THEREOF, the Fund has executed this Amended Plan of Distribution on the day and year set forth below in New York, New
York.


DATED:  March 1, 1996

		SMITH BARNEY MONEY FUNDS, INC.


		By:

		      Heath B. McLendon,
Chairman and
		      Chief Executive Officer


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